Exhibit 99.1

Polar Petroleum Corp. to Acquire Prime Alaska Properties Bordering ExxonMobil Project which is Estimated to Hold 25% of the North Slope's Recoverable Natural Gas

Anchorage, Alaska, May  21, 2013 -- Polar Petroleum Corp. (OTCBB: POLR; herein after "Polar Petroleum", "Polar" and/or "the Company") announces the signing of a Letter Of Intent to acquire a 100% Working Interest (WI) in 12 offshore oil and gas leases (approx. 19,662 acres in total) in Alaska's prolific North Slope region as of May 20, 2013. The leases are collectively known as the North Point Thomson Project.

Polar Petroleum (AK) Corp., a wholly-owned subsidiary of Polar Petroleum Corp., signed the Letter Of Intent to acquire the properties through a lease purchase agreement that reserved an overriding royalty of 4% for the Sellers of the properties, and royalties for the State of Alaska of 12.5% for 7 of the leases and 16.67% for 5 of the leases.

The properties that Polar will acquire are located ~60 miles east of Prudhoe Bay, North America's largest oil field. The leases lie along the northern border of ExxonMobil's Point Thomson Unit (PTU). The PTU represents an estimated 295 million barrels of oil (MMBO) [1] and 8 trillion cubic feet of natural gas (TCFG), which represents about 25% of the recoverable natural gas on Alaska's North Slope.[2] In February 2013, Russia's Rosneft – the world's largest publicly traded oil company – entered an agreement with ExxonMobil, giving Rosneft the option to buy a 25% interest in ExxonMobil’s holdings in the Point Thomson field.[2] During this year's December-to-May operations window, ExxonMobil began construction of a 22-mile pipeline to transport liquid natural gas condensates from their PTU wells to the Badami Unit, where the liquid fuel will be diverted into a pipeline spur that carries oil to the Trans-Alaska Pipeline System (TAPS).[3]

Additionally, the North Point Thomson Project leases are located 8 miles northeast of the Badami Unit (60+ MMBO), which has produced 5.9 MMBO and 30 billion cubic feet of gas (BCFG) to date. As of May 2012, Badami had production of 1,535 barrels of oil per day (BOPD).[1] The leases are also in close proximity to various oil discoveries: 9 miles southwest of Unocal/Shell's Hammerhead-Sivulliq discovery (100-200+ MMBO); 12 miles west-southwest of the Kuvlum discovery (160-300 MMBO); and 8 miles northwest of the Stinson discovery (150+ MMBO).[1]

The North Point Thomson Project also sits along an east-west line of exploratory wells that have encountered carbonate-rich, Pre-Mississippian “basement” lithologies. The line starts 8 miles to the east with the Stinson #1, then the Alaska State #A-1, the Alaska State #F-1, the Alaska Island #1, and continues through the Challenge Island #1 on the western end of the North Point Thomson Project before extending westward towards the Liberty Unit area. In particular, the Alaska St. #F-1 Well tested 284 BOPD (35 API) and 4 MMCFGPD in Thomson, and 152 BOPD (35 API) and 3 MMCFGPD in Pre-Mississippian; the Alaska St. #A-1 was the discovery well for Flaxman Island Oil Pool (Canning), and tested 4,220 BWPD in Pre-Mississippian; and less than 4 miles to the southwest of Polar Petroleum's new project, BP's Red Dog #1 Well had 1,275’ of oil and gas shows in Middle Brookian sands.[1]

The Red Dog #1 Well is within the northeast portion of the proposed Telemark Unit, which would lie 2 miles southwest of the North Point Thomson Project. The new Telemark Unit would lie between the Badami and Point Thomson units, and would develop the Tertiary “Flaxman Sands” encountered when Humble Oil (Exxon) drilled the onshore E. Mikkelsen Bay State #1 well in 1971. BP drilled the Red Dog #1 Well in 1999.[1]

Polar Petroleum Corp.'s President and CEO, Daniel Walker, commented: "The proximity of the North Point Thomson Project couldn't be overlooked, from bordering ExxonMobil's Point Thomson Unit, to Rosneft's interest in that project, the Badami Unit to the immediate west, nearby oil discoveries and significant exploration well results. Alaska's energy industry is clearly investing in the development of this area, and we're fortunate to be positioned in the middle of that activity."

FOR ADDITIONAL INFORMATION

Read more about the Company's North Point Thomson Project on Polar Petroleum's official website, as well as further information about the Company and its latest news releases at http://www.polarpetro.com.

ABOUT POLAR PETROLEUM CORP.

Polar Petroleum (OTCBB: POLR) is an independent American oil and gas company based in Anchorage, AK. The Company is focused on securing domestic energy solutions through the exploration, development and production of oil and natural gas in Alaska's proven North Slope region: home to the 2 largest oil fields in North America, over 10 other producing fields, and established infrastructure. The Company's Franklin Bluffs Project overlies the 3 source rocks thought to represent potential unconventional shale oil on the North Slope. Test drilling in the vicinity has met expectations for finding oil in the source rocks.* The Company's Hemi Springs Project is estimated to potentially represent recoverable petroleum reserves of ~558 million barrels of oil.** The North Point Thomson Project lies along the northern border of ExxonMobil's Point Thomson Unit and is 8 miles northeast of the producing Badami Unit.

Polar’s projects are strategically positioned between many of the major players of the oil and gas industry and the necessary infrastructure to bring hydrocarbons to market.

* Petroleum News, Sept. 23, 2012; ** Geologic Study and Initial Evaluation of the Potential Petroleum Reserves of the Hemi Springs Project, North Slope, Alaska (D. T. Gross & D. W. Brizzolara, Mar. 25, 2013).

ON BEHALF OF THE BOARD OF DIRECTORS,

Polar Petroleum Corp.
Daniel Walker, President & CEO

4300 B Street
Suite 505
Anchorage, AK
99503
USA

INVESTOR RELATIONS:
Toll Free: 1-888-765-2773
E-mail: ir@polarpetro.com
OTCBB: POLR

This press release may include certain statements that are forward-looking in nature and that involve a number of uncertainties and risks. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this press release are based on Polar Petroleum Corp.'s current expectations and projections regarding future events, which are based on currently available information. The forward-looking statements in this press release may also include statements relating to Polar Petroleum Corp.'s anticipated new developments, business prospects, financial performance, strategies and similar matters. Polar Petroleum Corp. disclaims any obligation to update any of its forward-looking statements, except as may be required by law.

Cautionary Note to U.S. Investors: The United States Securities and Exchange Commission permits US companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in this press release, such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines prohibit US registered companies from including in their filings with the SEC. US investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from our website at http://www.polarpetro.com.

SOURCES:
1. DOG LLC website, May 16, 2013.
2. Anchorage Daily News website, Feb. 13, 2013.
3. E&E Publishing website, Apr. 16, 2013.